Exhibit 10.2

EXECUTION COPY

German Receivables Sale Agreement

dated 27 January 2020

between

Arrow Central Europe GmbH
as Seller and Original Servicer

and

Arrow Emea Funding Corp B.V.
as Buyer

Schedules

1.	Form of Obligor Trial Balance Report
2.	Form of Notice of Assignment
3.	VAT Certificate
4.	Form of Offered Receivables List
5.	Form of Swiss Declaration of Assignment

THIS GERMAN RECEIVABLES SALE AGREEMENT (this "Agreement") is dated 27 January 2020 and made between:

(1)	ARROW CENTRAL EUROPE GMBH, a limited liability company incorporated under the laws of Germany as seller and servicer (the "Seller" and "Original Servicer"); and

(2)	ARROW EMEA FUNDING CORP B.V., a special purpose vehicle incorporated as a limited liability company under the laws of the Netherlands whose registered number is 74299069 and whose registered office is at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands as buyer (the "Buyer");

each a "Party" and collectively, the "Parties".

BACKGROUND:

(A)	Subject to the terms and conditions of this Agreement:

(1)	the Seller intends to sell, assign, transfer or otherwise convey to the Buyer, all of its respective rights, title and interest in and to Receivables together with their Related Security; and

(2)	the Buyer desires to irrevocably acquire from the Seller from time to time, the Seller's rights, title and interest in and to such Receivables together with their Related Security.

(B)	The Seller and the Buyer intend to enter into, and consummate, true sales of the Receivables from the Seller to the Buyer providing the Buyer with the full benefits of ownership of the Receivables and their Related Security and to provide the Seller with a purchase price which remains with the Seller irrespective of the respective Obligor's unwillingness or inability to pay the amounts due under the Receivables and their Related Security.

IT IS AGREED that:

1.	Definitions

1.1	Terms defined in Master Framework Agreement

In this Agreement, unless otherwise defined herein or the context otherwise requires, capitalised terms have the meanings set forth in the Master Framework Agreement dated on or about the date hereof and signed by, among others, the parties hereto (as amended from time to time) (the "Master Framework Agreement").

1.2	Terms defined herein

As used in this Agreement, unless otherwise defined herein or the context otherwise requires, the following terms shall have the following meanings:

"Accepted Receivables" means together the Accepted EUR Receivables, the Accepted GBP Receivables, the Accepted USD Receivables and the Accepted Other Receivables.

"Accepted EUR Receivables" means in respect of each Purchase Date,

(a)	in the order of delivery of Offered Receivables Lists starting with the oldest Offered Receivables List which contains EUR Receivables which have not yet been sold and purchased pursuant to Clause 2.1 (Sale and Purchase of Receivables); and

(b)	in ascending order of nominal amount of EUR Receivables in such Offered Receivables List the EUR Receivables up to such amount of EUR Receivables where (i) either the putative Aggregate EUR Purchase Price for such EUR Receivables equals the Available EUR Collections Set-off Amount or (ii) where the putative Aggregate EUR Purchase Price for such EUR Receivables is (a) lower than the Available EUR Collections Set-off Amount and (b) at the same time would be higher than the Available EUR Collections Set-off Amount if one additional EUR Receivable was added to the pool of Accepted EUR Receivables; and provided always that if a Set-off Stop Event exists, "Accepted EUR Receivables" means in respect of each Purchase Date, all EUR Receivables which have not yet been sold and purchased pursuant to Clause 2.1 (Sale and Purchase of Receivables).

"Accepted GBP Receivables" means in respect of each Purchase Date,

(a)	in the order of delivery of Offered Receivables Lists starting with the oldest Offered Receivables List which contains GBP Receivables which have not yet been sold and purchased pursuant to Clause 2.1 (Sale and Purchase of Receivables); and

(b)	in ascending order of nominal amount of GBP Receivables in such Offered Receivables List the GBP Receivables up to such amount of GBP Receivables where (i) either the putative Aggregate GBP Purchase Price for such GBP Receivables equals the Available GBP Collections Set-off Amount or (ii) where the putative Aggregate GBP Purchase Price for such GBP Receivables is (a) lower than the Available GBP Collections Set-off Amount and (b) at the same time would be higher than the Available GBP Collections Set-off Amount if one additional GBP Receivable was added to the pool of Accepted GBP Receivables; and provided always that if a Set-off Stop Event exists, "Accepted GBP Receivables" means in respect of each Purchase Date, all GBP Receivables which have not yet been sold and purchased pursuant to Clause 2.1 (Sale and Purchase of Receivables).

"Accepted Other Receivables" means in respect of each Purchase Date,

(a)	in the order of delivery of Offered Receivables Lists starting with the oldest Offered Receivables List which contains Other Receivables which have not yet been sold and purchased pursuant to Clause 2.1 (Sale and Purchase of Receivables); and

(b)	in ascending order of nominal amount of Other Receivables in such Offered Receivables List the Other Receivables up to such amount of Other Receivables where (i) either the putative Aggregate Other Purchase Price for such Other Receivables equals the Available Other Collections Set-off Amount or (ii) where the putative Aggregate Other Purchase Price for such Other Receivables is (a) lower than the Available Other Collections Set-off Amount and (b) at the same time would be higher than the Available Other Collections Set-off Amount if one additional Other Receivable was added to the pool of Accepted Other Receivables; and provided always that if a Set-off Stop Event exists, "Accepted Other Receivables" means in respect of each Purchase Date, all Other Receivables which have not yet been sold and purchased pursuant to Clause 2.1 (Sale and Purchase of Receivables).

"Accepted USD Receivables" means in respect of each Purchase Date,

(a)	in the order of delivery of Offered Receivables Lists starting with the oldest Offered Receivables List which contains USD Receivables which have not yet been sold and purchased pursuant to Clause 2.1 (Sale and Purchase of Receivables); and

(b)	in ascending order of nominal amount of USD Receivables in such Offered Receivables List the USD Receivables up to such amount of USD Receivables where (i) either the putative Aggregate USD Purchase Price for such USD Receivables equals the Available USD Collections Set-off Amount or (ii) where the putative Aggregate USD Purchase Price for such USD Receivables is (a) lower than the Available USD Collections Set-off Amount and (b) at the same time would be higher than the Available USD Collections Set-off Amount if one additional USD Receivable was added to the pool of Accepted USD Receivables; and provided always that if a Set-off Stop Event exists, "Accepted USD Receivables" means in respect of each Purchase Date, all USD Receivables which have not yet been sold and purchased pursuant to Clause 2.1 (Sale and Purchase of Receivables).

"Aggregate EUR Purchase Price" means in respect of Accepted EUR Receivables purchased by the Buyer from the Seller pursuant to Clause 2.1 (Sale and Purchase of Receivables) of this Agreement on any Purchase Date, the aggregate amount of each Unpaid Balance of such Accepted EUR Receivables minus the aggregate amount of Discount applicable to such Accepted EUR Receivables.

"Aggregate GBP Purchase Price" means in respect of Accepted GBP Receivables purchased by the Buyer from the Seller pursuant to Clause 2.1 (Sale and Purchase of Receivables) of this Agreement on any Purchase Date, the aggregate amount of each Unpaid Balance of such Accepted GBP Receivables minus the aggregate amount of Discount applicable to such Accepted GBP Receivables.

"Aggregate Other Purchase Price" means in respect of Accepted Other Receivables purchased by the Buyer from the Seller pursuant to Clause 2.1 (Sale and Purchase of Receivables) of this Agreement on any Purchase Date, the aggregate amount of each Unpaid Balance of such Accepted Other Receivables minus the aggregate amount of Discount applicable to such Accepted Other Receivables.

"Aggregate USD Purchase Price" means in respect of Accepted USD Receivables purchased by the Buyer from the Seller pursuant to Clause 2.1 (Sale and Purchase of Receivables) of this Agreement on any Purchase Date, the aggregate amount of each Unpaid Balance of such Accepted USD Receivables minus the aggregate amount of Discount applicable to such Accepted USD Receivables.

"Austrian Law Receivables" means Receivables of the Seller set out in the section "Austrian Receivables" in the Offered Receivables List.

"Available Collections Set-off Amount" means the Available USD Collections Set-off Amount, the Available EUR Collections Set-off Amount, the Available GBP Collections Set-off Amount and the Available Other Collections Set-off Amount.

"Available EUR Collections Set-off Amount" means for any Purchase Date during any Settlement Period:

(a)	zero at the beginning of the Settlement Period;

(b)	at any time after the beginning of the Settlement Period:

(i)	the sum of all Collections received by the Seller or by another person on behalf of the Seller (to the extent the Seller has a claim against such other person for surrender of such Collections), or deemed to be received by the Seller in accordance with Clause 4.3 (Deemed Collections), on Accepted EUR Receivables purchased by the Buyer from the Seller pursuant to Clause 2.1 (Sale and Purchase of Receivables) of this Agreement during such Settlement Period less

(ii)	the amount of any Purchase Price in EUR in respect of Accepted EUR Receivables purchased by the Buyer from the Seller pursuant to Clause 2.1 (Sale and Purchase of Receivables) of this Agreement which has been discharged by way of set-off pursuant to paragraph (c) of Clause 3.1 (Purchase Price) during such Settlement Period, provided that if a Set-off Stop Event exists, "Available EUR Collections Set-off Amount" means zero (0).

"Available GBP Collections Set-off Amount" means for any Purchase Date during any Settlement Period:

(a)	zero at the beginning of the Settlement Period;

(b)	at any time after the beginning of the Settlement Period:

(i)	the sum of all Collections received by the Seller or by another person on behalf of the Seller (to the extent the Seller has a claim against such other person for surrender of such Collections), or deemed to be received by the Seller in accordance with Clause 4.3 (Deemed Collections), on Accepted GBP Receivables purchased by the Buyer from the Seller pursuant to Clause 2.1 (Sale and Purchase of Receivables) of this Agreement during such Settlement Period less

(ii)	the amount of any Purchase Price in GBP in respect of Accepted GBP Receivables purchased by the Buyer from the Seller pursuant to Clause 2.1 (Sale and Purchase of Receivables) of this Agreement which has been discharged by way of set-off pursuant to paragraph (c) of Clause 3.1 (Purchase Price) during such Settlement Period, provided that if a Set-off Stop Event exists, "Available GBP Collections Set-off Amount" means zero (0).

"Available Other Collections Set-off Amount" means for any Purchase Date during any Settlement Period:

(a)	zero at the beginning of the Settlement Period;

(b)	at any time after the beginning of the Settlement Period:

(i)	the sum of all Collections received by the Seller or by another person on behalf of the Seller (to the extent the Seller has a claim against such other person for surrender of such Collections), or deemed to be received by the Seller in accordance with Clause 4.3 (Deemed Collections), on Accepted Other Receivables theretofore purchased by the Buyer from the Seller pursuant to Clause 2.1 (Sale and Purchase of Receivables) of this Agreement during such Settlement Period less

(ii)	the amount of any Purchase Price in any currency other than EUR, GBP or USD in respect of Accepted Other Receivables purchased by the Buyer from the Seller pursuant to Clause 2.1 (Sale and Purchase of Receivables) of this Agreement which has been discharged by way of set-off pursuant to paragraph (c) of Clause 3.1 (Purchase Price) during such Settlement Period, provided that if a Set-off Stop Event exists, "Available Other Collections Set-off Amount" means zero (0).

"Available USD Collections Set-off Amount" means for any Purchase Date during any Settlement Period:

(a)	zero at the beginning of the Settlement Period;

(b)	at any time after the beginning of the Settlement Period:

(i)	the sum of all Collections received by the Seller or by another person on behalf of the Seller (to the extent the Seller has a claim against such other person for surrender of such Collections), or deemed to be received by the Seller in accordance with Clause 4.3 (Deemed Collections), on Accepted USD Receivables theretofore purchased by the Buyer from the Seller pursuant to Clause 2.1 (Sale and Purchase of Receivables) of this Agreement during such Settlement Period less

(ii)	the amount of any Purchase Price in USD in respect of Accepted USD Receivables purchased by the Buyer from the Seller pursuant to Clause 2.1 (Sale and Purchase of Receivables) of this Agreement which has been discharged by way of set-off pursuant to paragraph (c) of Clause 3.1 (Purchase Price) during such Settlement Period, provided that if a Set-off Stop Event exists, "Available USD Collections Set-off Amount" means zero (0).

"Belgian Law Receivables" means Receivables of the Seller set out in the section "Belgian Receivables" in the Offered Receivables List.

"Billing Invoices" means any invoices issued by the Seller to any Obligor pursuant to a Contract or otherwise.

"Collection Account" means any "Collection Account" as defined in the Master Framework Agreement held in the name of the Seller.

"Diluted Receivable" means a Purchased Receivable which has become subject to a Dilution.

"Discount" means 30 basis points (0.30%).

"Dutch Law Receivables" means Receivables of the Seller set out in the section "Dutch Receivables" in the Offered Receivables List.

"Effective Date" means the date on which the Seller has provided the Buyer with the initial Obligor List pursuant to Clause 2.5 (Obligor List and Offered Receivables List) or, if later, the date of this Agreement.

"EUR Receivables" means the Offered Receivables set out in the section of the Offered Receivables List headed "EUR Receivables".

"German Law Receivables" means Receivables of the Seller set out in the section "German Receivables" in the Offered Receivables List.

"German VAT Group Controlling Entity" has the meaning specified in Clause 8.3(a) (Value Added Tax ("VAT")).

"GBP Receivables" means the Offered Receivables set out in the section of the Offered Receivables List headed "GBP Receivables".

"Indemnified Amounts" is defined in Clause 8.1(a) (Indemnities by the Seller).

"Indemnified Parties" is defined in Clause 8.1(a) (Indemnities by the Seller).

"Obligor List" means the list of names delivered pursuant to Clause 2.5 (Obligor List and Offered Receivables List) and any subsequent list of names delivered pursuant to Clause 2.5 (Obligor List and Offered Receivables List).

"Obligor Trial Balance Report" means a report setting out the details as described in Schedule 1 (Form of Obligor Trial Balance Report).

"Offered Receivables" means the Receivables arising from Contracts with the Obligors the names of which are listed in the then-current Obligor List and which are set out in an Offered Receivables List.

"Offered Receivables List" means the list provided by the Seller substantially in the form set out in Schedule 4 hereto (Form of Offered Receivables List), either in written form or in electronic form, to the Buyer.

"Other Receivables" means the Offered Receivables set out in the section of the Offered Receivables List headed "Other Receivables".

"Outstanding Offered Receivables" means the Offered Receivables listed on all Offered Receivables Lists delivered since the last Settlement Date and which have not yet been sold and purchased pursuant to Clause 2.1 (Sale and Purchase of Receivables).

"Purchase Date" means each Business Day on or following the Effective Date.

"Purchase Price" has the meaning given to such term in paragraph (a) of Clause 3.1 (Purchase price).

"Purchased Receivable" means an Offered Receivable which has been purchased by the Buyer from the Seller pursuant to Clause 2.1 (Sale and Purchase of Receivables) of this Agreement.

"Receivables Representations" means the representations and warranties set out in Clauses 5.2(a) (Good title), 5.2(c) (Identification of Receivables) and 5.2(i) (No currency transfer limitation), in each case in respect of a Purchased Receivable.

"Servicer" means the Original Servicer and any other Person that has been appointed as an Agent Servicer for the Purchased Receivables pursuant to clause 2.1(a) (Appointment of Agent Servicers) of the Servicing Deed.

"Set-off Stop Event" exists on any Purchase Date that occurs at any time (x) after the Termination Date, but prior to the Final Payout Date, (y) an Event of Default, Potential Event of Default, Early Amortisation Event or Potential Early Amortisation Event has occurred and is continuing or (z) on and after the Account Redirection Date.

"Swiss Declaration of Assignment" is defined in Clause 2.2 (Assignment of Purchased Receivables).

"Swiss Receivables List" means an unencrypted list, to be attached to each Swiss Declaration of Assignment, identifying each Swiss Receivable purchased on the relevant Purchase Date(s), specifying the name, address and client number of the Obligor, the invoice date, the invoice number, the maturity and the amount payable.

"USD Receivables" means the Offered Receivables set out in the section of the Offered Receivables List headed "USD Receivables".

1.3	Interpretation

The principles of interpretation set out in clause 2.2 (Interpretation) of the Master Framework Agreement apply to this Agreement as if fully set out herein.

Furthermore, the term "sale" of Receivables and their Related Security means "sale effected by means of assignment or transfer".

2.	Sale and Purchase of Receivables

2.1	Sale and Purchase of Receivables

(a)	On each Purchase Date, the Seller shall submit to the Buyer an Offered Receivables List.

(b)	On each Purchase Date which is not a Settlement Date, the Seller hereby agrees to sell, to the Buyer and the Buyer hereby agrees to purchase, from the Seller all of the Seller's right, title and interest in and to all Accepted Receivables for such Purchase Date and all Related Security relating to such Accepted Receivables.

(c)	On each Purchase Date which is a Settlement Date, the Seller hereby agrees to sell, to the Buyer and the Buyer hereby agrees to purchase, from the Seller all of the Seller's right, title and interest in and to all (i) Offered Receivables for such Purchase Date and all Related Security relating to such Offered Receivables and (ii) Outstanding Offered Receivables for such Purchase Date and all Related Security relating to such Outstanding Offered Receivables.

2.2	Assignment of Purchased Receivables

(a)	On each Purchase Date:

(i)	the Seller hereby agrees to assign and hereby assigns in rem (tritt ab) to the Buyer all of the Seller's right, title and interest in and to all German Law Receivables, and transfers all Related Security relating to such German Law Receivables, which in each case constitute Accepted Receivables on such Purchase Date, and the Buyer accepts (nimmt an) such assignment and transfer of the Seller's rights, title and interest in and to such German Law Receivables constituting Accepted Receivables and such Related Security on such Purchase Date;

(ii)	the Seller hereby agrees to assign and hereby assigns in rem (tritt ab) to the Buyer all of the Seller's right, title and interest in and to all Austrian Law Receivables, and transfers all Related Security relating to such Austrian Law Receivables, which in each case constitute Accepted Receivables on such Purchase Date, and the Buyer accepts (nimmt an) such assignment and transfer of the Seller's rights, title and interest in and to such Austrian Law Receivables constituting Accepted Receivables and such Related Security on such Purchase Date;

(iii)	the Seller hereby agrees to assign and hereby assigns and transfers (Verfügungsgeschäft) with immediate effect to the Buyer all Swiss Receivables, and transfers all Related Security relating to such Swiss Receivables, which in each case constitute Accepted Receivables on such Purchase Date by way of assignment and transfer (Zession) pursuant to article 164 et seq. of the Swiss Code of Obligations (CO) and the Buyer hereby accepts such assignment and transfer (Zession) of the Seller's rights, title and interest in and to such Swiss Receivables constituting Accepted Receivables and such Related Security on such Purchase Date; and

(iv)	the Seller hereby agrees to assign and hereby assigns in rem (tritt ab) to the Buyer all of the Seller's right, title and interest in and to all Accepted Receivables (other than German Law Receivables, Austrian Law Receivables and Swiss Receivables) on such Purchase Date, and transfers all Related Security relating to such Accepted Receivables, set out in such Offered Receivables List, and the Buyer accepts (nimmt an) such assignment and transfer, of the Seller's rights, title and interest in and to such Offered Receivables and such Related Security on such Purchase Date.

(b)	With respect to Swiss Receivables,

(i)	the Seller shall deliver to the Buyer:

(A)	(x) either on each Friday, or if such Friday is not a Purchase Date, on the next Purchase Date and on each other Purchase Date when a Level II Rating Event exists, a PDF copy of the fully executed original of a declaration of assignment substantially in the form as set out in Schedule 5 (Form of Swiss Declaration of Assignment) (the "Swiss Declaration of Assignment") including the Swiss Receivables List containing all Swiss Receivables which constitute Accepted Receivables for such Purchase Date and all prior Purchase Dates for which no Swiss Declaration of Assignment pursuant to this Clause 2.2(b) has been delivered and to promptly (but in any event not later than the immediately following Settlement Date prior to a Level II Rating Event existing and on each Purchase Date when a Level II Rating Event exists) forward such original to the Buyer; or

(B)	on each Purchase Date a Swiss Declaration of Assignment, duly signed by the Seller by way of qualified electronic signature associated with a qualified time stamp in the sense of article 14 para. 2bis of the Swiss Code of Obligations (CO), including the Swiss Receivables List which constitute Accepted Receivables for such Purchase Date,

(ii)	the Seller shall ensure that each Swiss Declaration of Assignment shall:

(A)	be duly signed by the Seller, the Servicer or any other authorised signatories of the Seller; and

(B)	include the Swiss Receivables List; and

(iii)	each Swiss Declaration of Assignment shall constitute an irrevocable and unconditional transfer and assignment of all Swiss Receivables as listed in the relevant Swiss Receivables List to the extent not previously assigned and transferred.

(c)	The Buyer hereby accepts the offers made in accordance with Clause 2.1 (Sale and Purchase of Receivables) and expressly waives its right to receive the formal acceptance of any offer made pursuant to Section 151 of the German Civil Code (Bürgerliches Gesetzbuch).

(d)	It is the intention of the Parties that each assignment of Purchased Receivables, and transfer of Related Security relating to such Purchased Receivables under this Agreement shall constitute a true sale, which sale is absolute and irrevocable and provides the Buyer with the full benefits of ownership of the Purchased Receivables and the Related Security relating to such Purchased Receivables and the Seller with a purchase price which remains with the Seller irrespective of the respective Obligor's unwillingness or inability to pay the amounts due under the Purchased Receivables.

(e)	Notwithstanding the foregoing, the sale, assignment and transfer of each Austrian Law Receivable shall constitute a true sale (Vollzession) pursuant to Sec. 1392 et seqq. of the Austrian Civil Code (Allgemeines Bürgerliches Gesetzbuch – ABGB) and not a security assignment (Sicherungszession) and each such sale, assignment and transfer of an Austrian Law Receivable shall constitute an in rem transfer (dingliche Übertragung) of such Austrian Law Receivable (together with the Related Security).

2.3	No recourse

Except as specifically provided in this Agreement in Clause 4.3 (Deemed Collections), the purchase, sale and assignment of the Purchased Receivables and their Related Security under this Agreement shall be without recourse to the Seller.

2.4	No assumption of obligations

The Buyer shall not have any obligation or liability with respect to any Receivable, Contract or other Related Security, whether to any Obligor or other customer or client of the Seller or otherwise (including any obligation to perform any of the obligations of the Seller under any Receivable, Contract or other Related Security).

2.5	Obligor List and Offered Receivables List

(a)	The Seller shall procure that each Offered Receivables List delivered pursuant to Clause 2.1(a) (Sale and Purchase of Receivables) shall include all Receivables of the Seller (other than Excluded Receivables) not theretofore sold to Buyer pursuant to this Agreement.

(b)	The Seller shall procure that:

(i)	each Offered Receivables List identifies, inter alia, in relation to each Receivable so offered:

(A)	the name, address and client number of the Obligor owing such Receivable;

(B)	the respective invoice date and invoice number;

(C)	the due date for such Receivable; and

(D)	the Unpaid Balance of each such Receivable;

(ii)	each Offered Receivable denominated in EUR is sorted into the section of the Offered Receivables List headed "EUR Receivables", each Offered Receivable denominated in USD is sorted into the section of the Offered Receivables List headed "USD Receivables" and each Offered Receivable denominated in GBP is sorted into the section of the Offered Receivables List headed "GBP Receivables"; and

(iii)	each Offered Receivable governed by German law is sorted into the section of the Offered Receivables List headed "German Receivables", each Offered Receivable governed by Swiss law is sorted into the section of the Offered Receivables List headed "Swiss Receivables", each Offered Receivable governed by Austrian law is sorted into the section of the Offered Receivables List headed "Austrian Receivables", each Offered Receivable governed by Dutch law is sorted into the section of the Offered Receivables List headed "Dutch Receivables" and each Offered Receivable governed by Belgian law is sorted into the section of the Offered Receivables List headed "Belgian Receivables".

The Offered Receivables List shall be used on the initial Purchase Date and each subsequent Purchase Date to determine in accordance with Clause 2.1(a) (Sale and Purchase of Receivables) which Receivables and their Related Security are sold and assigned and/or transferred to the Buyer.

(c)	On the Effective Date, the Seller shall provide the Buyer with an up to date Obligor List (with a copy to the Administrative Agent). The Obligor List shall be used until the Seller provides the Buyer with an updated Obligor List (with a copy to the Administrative Agent) pursuant to Clause 2.5(d). The Seller shall procure that each Obligor List sets out the names of all Obligors with which the Seller has entered into Contracts in respect of which Receivables and their Related Security arise.

(d)	The Seller shall update the Obligor List from time to time to add all additional Obligors (other than Obligors with which the Seller solely would have Excluded Receivables) prior to the Seller originating any Receivables with such Obligors and may remove Obligors in respect of which it shall no longer originate any Receivables (other than Excluded Receivables); provided that at any time any then-current Obligor List shall be deemed to remain unchanged until a new list is delivered by the Seller to the Buyer (with a copy to the Administrative Agent). Any such updated Obligor List shall be used on each Purchase Date thereafter until any further updated list of Obligors is received by the Buyer (with copy to the Administrative Agent).

(e)	Each Obligor List shall at all times contain the names, addresses and client numbers of the then-current Obligors and each update thereto shall be provided to the Buyer and the Administrative Agent by email in electronic form (including excel or any other file type satisfactory to the Buyer and Administrative Agent) together with an Offered Receivables List.

2.6	Transfer of Receivables and their Related Security which are Movable Assets

(a)	To the extent that title to the Receivables and their Related Security cannot be transferred by mere agreement but requires further acts, the Seller and the Buyer hereby agree that:

(i)	any transfer of possession (Übergabe) necessary to transfer title to any Related Security located in Germany, including in relation to any form of security title (Sicherungseigentum), shall be replaced:

(A)	by the Seller agreeing to assign and hereby assigning to the Buyer all of the Seller's present or future claims to request transfer of possession (Abtretung der Herausgabeansprüche) against any third party which is in direct possession (unmittelbarer Besitz) or indirect possession (mittelbarer Besitz) of such assets pertaining to such Receivables and their Related Security and the Buyer agreeing to accept and hereby accepting such assignment; and/or

(B)	in the event that the Seller is in direct possession (unmittelbarer Besitz) of the relevant asset over which the security has been created, by the Seller holding such assets on behalf of the Buyer and granting the Buyer indirect possession (mittelbarer Besitz) of such assets by keeping them with gratuitous custody (als unentgeltlicher Verwahrer) for the Buyer until revoked, which the Buyer hereby accepts;

(ii)	in respect to Austrian Law Receivables and their Related Security any acts of publicity required under Austrian law for the transfer of Related Security from the Seller to the Buyer shall be promptly performed by the Seller upon becoming aware of them, and shall include at a minimum, (i) the notification of the relevant third party debtor in case the Related Security attached to such Austrian Law Receivable qualifies as a pledge (Pfandrecht) or assignment by way of security (Sicherungszession) and (ii) instruction to the relevant possessor to hold possession for the Buyer (Besitzanweisung) in respect to any movable assets subject to a right of retention of title (Eigentumsvorbehalt);

(iii)	in relation to Swiss Receivables and their Related Security, the Seller undertakes to promptly perform any acts, upon becoming aware of them, which are required to legally perfect the in rem transfer of the relevant Swiss Receivables and their Related Security, including in particular, the transfer of possession over the respective movable assets, security papers (such as cheques) and/or qualified deeds to the Buyer; and

(iv)	any other action to be performed or done or registration to be perfected required for the transfer of title to any Receivables and their Related Security shall be promptly performed, done or perfected by the Seller, upon becoming aware of them at its own costs. The Seller agrees that if it fails to perform such action or fails to perfect such registration, the Buyer is hereby authorised to perform (or have someone to perform) such registration on behalf of the Seller whereby, in each case, the Buyer shall be exempted from the restrictions pursuant to § 181 of the German Civil Code (Bürgerliches Gesetzbuch).

(b)	If payments on the Purchased Receivables and their Related Security are made by cheque (Scheck) or bill of exchange (Wechsel), the ownership in such documents shall pass to the Buyer upon the Seller acquiring such ownership. Physical delivery of cheques and bills of exchange to the Buyer is herewith replaced by an undertaking of the Seller to hold such cheques and bills of exchange in gratuitous custody (unentgeltliche Verwahrung) for the Buyer or, if the Seller does not obtain actual possession of such documents, the Seller agrees to assign and hereby assigns to the Buyer in advance all of its claims for physical delivery thereof against third parties (Abtretung des Herausgabeanspruchs) and the Buyer agrees to accept and hereby accepts such assignment.

3.	Consideration and Payment

3.1	Purchase price

(a)	Subject to paragraph (c) below, the purchase price (the "Purchase Price") for each Purchased Receivable and any Related Security on any day shall be an amount in the Currency in which the Purchased Receivable is denominated equal to the Unpaid Balance of that Purchased Receivable, minus the Discount with respect to such Purchased Receivable. The Buyer and the Seller hereby agree that the purchase price payable by the Buyer pursuant to, and in accordance with, this paragraph (a) shall be inclusive of all VAT and comparable or similar Taxes and that (A) the Buyer shall have no responsibility to pay any additional amount in respect of any such Taxes, and (B) in the event that any such Taxes are payable with respect to the payment or receipt of any such purchase price, the Seller shall promptly pay such Taxes in full or, to the extent such Taxes have already been paid by the Buyer, the Seller shall promptly reimburse the Buyer in the corresponding amount, whether out of such Purchase Price received by it or otherwise. If the Seller has paid such Taxes or reimbursed the Buyer for such Taxes and the Buyer is entitled to credit or repayment in respect of such Taxes from the relevant tax authority, the Buyer shall use reasonable commercial endeavours to recover such credit or repayment and shall account for so much of such credit or repayment as the Buyer reasonably and in good faith determines will leave it in no better nor worse a financial position than it would have been in if such Taxes were not chargeable on the Purchase Price.

(b)	The Seller and the Buyer acknowledge and agree that the full Purchase Price for the purchase hereunder of any Purchased Receivable and its Related Security shall be due and payable on the same Purchase Date on which the Purchased Receivable has been purchased pursuant to Clause 2.1 (Sale and Purchase of Receivables).

(c)	The Purchase Prices due on any given Purchase Date shall be paid and settled in the following order of priority:

(i)	First, the Purchase Prices for all Purchased Receivables denominated in the same currency shall be set-off to the extent there is Available Collections Set-off Amount available in such currency on such Purchase Date;

(ii)	Second, the amount of the Purchase Prices which have not been set-off pursuant to paragraph (i) above shall be paid in cash by the Buyer to the Seller on such Purchase Date to a bank account over which no security has been granted for the benefit of the Secured Parties. Purchase Prices denominated in EUR, USD and GBP shall be paid in such respective currency. Purchase Prices denominated in other currencies, shall either be paid in the currency of denomination or, at the election of the Buyer, paid (from a source other than from Collections denominated in EUR, GBP or USD) in another currency converted at the Applicable Exchange Rate for such currency on such date.

(d)	The parties agree that the Purchase Price is payable in accordance with the provisions hereof irrespective of the performance of the Purchased Receivables.

(e)	Each of the Seller and the Servicer represent that they have access to all information necessary to calculate the purchase price for each Purchased Receivable and its Related Security and will cooperate to provide all information necessary forthwith to Buyer and all other relevant parties to ensure timely calculation and payment of the purchase price for each Purchased Receivable and its Related Security. Each of the Seller and the Servicer shall provide detailed information regarding the calculation of the purchase price for each Purchased Receivable and its Related Security to each of the Buyer, the Administrative Agent and the Purchasers promptly following receipt of a reasonable request.

4.	Administration and Collection

4.1	Servicing of Purchased Receivables

(a)	The enforcement, servicing, administration and collection of the Purchased Receivables and Related Security shall be conducted by the Servicer, all on the terms set out in (and subject to any rights to terminate the initial Servicer as servicer, any replacement Servicer or any sub-servicer pursuant to) the Servicing Deed.

(b)	In order to facilitate and/or expedite the servicing, administration and collection of the Purchased Receivables, it may be necessary or otherwise reasonably desirable (in the opinion of the Buyer) for the Buyer and/or any Person designated by the Buyer (including the Administrative Agent, the Security Trustee and the Servicer) to act under a power of attorney from the Seller. Accordingly, the Seller hereby grants to the Buyer and each Person designated from time to time by the Buyer (including the Administrative Agent and the Servicer) a power of attorney, to (i) sign any assignment declaration pursuant to Clause 2.2(b) (Assignment of Purchased Receivables) (ii) take any action described in Clauses 4.4(b) and 4.4(c) (Certain actions and rights), and (iii) take any and all steps in its name and on behalf of it as are necessary or reasonably desirable (in the opinion of the Buyer) to collect all amounts due under any and all Purchased Receivables or Related Security, including endorsing the name of the Seller on cheques and other instruments representing Collections and enforcing such Purchased Receivables, Related Security and any related Contracts. With regard to Swiss Receivables and any Related Security, the Buyer hereby appoints the Seller and the Servicer to exercise all enforcement measures against Obligors (including, but not limited to sue Obligors) as set forth in this Agreement as an attorney in fact. Nothing in this Clause 4.1(b) shall subject such attorney to any liability if such attorney elects in its sole discretion not to take any such action or if any action taken by it shall prove to be inadequate or invalid. To further such end and upon execution of this Agreement, the Seller shall on or about the date of this Agreement execute and deliver to the Buyer and the other Persons identified therein a power of attorney in form and substance satisfactory to the Administrative Agent.

(c)	The Seller hereby agrees, for the benefit of the Buyer and its assigns, that it will cooperate with and assist each Servicer (including any successor Servicer appointed pursuant to the Servicing Deed) in any manner such Servicer reasonably determines will facilitate the performance of its duties under the Servicing Deed (and, in the case of a successor Servicer, its transition). Such cooperation shall include (i) the endorsement of any cheque or other instrument representing Collections or Purchased Receivables or Related Security, (ii) the execution of any power of attorney or other similar instrument necessary or reasonably required by the Buyer in connection with the enforcement, servicing, administration and/or collection of the Purchased Receivables and other Related Security, and (iii) access to, transfer of, and use by, the new Servicer of any records, licences, hardware or software necessary or reasonably desirable (in the opinion of the Buyer) to collect the Purchased Receivables and otherwise enforce, service, administer and/or collect the Purchased Receivables and Related Security.

(d)	The Seller hereby irrevocably agrees to act as the data-processing agent of the Servicer and, in such capacity, the Seller shall conduct the data processing functions of the enforcement, servicing, administration and/or collection of the Purchased Receivables and the Collections thereon.

(e)	To the extent required under applicable law for the enforcement of the Receivables and Related Security and any other claims and receivables to be collected and enforced by the Servicer in accordance with the Transaction Documents before a court of law, the Buyer shall assign (or, as the case may be, re-assign) such claims and receivables to the Servicer for enforcement, and the Servicer shall accept such assignment or re-assignment, as the case may be.

4.2	Collections

The Seller shall surrender any Collections (other than Deemed Collections) it has received to the Buyer.

4.3	Deemed Collections

(a)	If on any day after the relevant Purchase Date a Purchased Receivable (or any part thereof) becomes a Diluted Receivable, the Seller shall be deemed to have received on such day a Collection of such Purchased Receivable in (i) if such Purchased Receivable is cancelled, the full amount of the Unpaid Balance (as determined immediately prior to such Dilution) of such Purchased Receivable or (ii) otherwise, in the full amount of such Dilution.

(b)	If on any Purchase Date in relation to a Purchased Receivable the Unpaid Balance of such Purchased Receivable on such Purchase Date is less than the Unpaid Balance on the basis of which the purchase price for such Purchased Receivable has been determined pursuant to Clause 3.1(a) (Purchase price), then the Seller shall be deemed to have received, on such Purchase Date, a Deemed Collection equal to such reduction.

(c)	If on any day it is determined that any of the Receivables Representations was or becomes untrue with respect to any Purchased Receivable, the Seller shall be deemed to have received on such day a Collection of such Purchased Receivable in the full amount of the Unpaid Balance of such Purchased Receivable.

(d)	Following full payment of any Deemed Collection in respect of a Purchased Receivable, and solely to the extent that the Buyer subsequently receives Collections with respect to such Purchased Receivable, the Buyer shall, or shall cause the Servicer to, remit to the Seller such Collections.

(e)	Not later than the next Settlement Date after the Seller is notified in writing or otherwise becomes aware that it has been deemed pursuant to this Clause 4.3 to have received a Deemed Collection, the Seller (i) shall pay to the Servicer an amount (in the currency in which such Purchased Receivable is denominated) equal to such Deemed Collection and (ii) such amount shall be applied by the Servicer as a Collection in accordance with clause 4.1 (Allocation and Distribution of Available Funds) of the Servicing Deed (which payment shall be satisfied to the extent such amount is included in the Available Collections Set-off Amount in the applicable currency).

4.4	Certain actions and rights

(a)	Upon the occurrence of a purchase under this Agreement, the Seller shall mark the Purchased Receivables in its accounting records in accordance with applicable accounting laws as having been sold under this Agreement. In addition, the Seller agrees that from time to time, at its expense, it shall promptly execute and deliver all further instruments, notices and other documents, and take all further action as may be necessary or the Buyer or its assignees may reasonably request in order to perfect, protect or more fully evidence the purchases of the Purchased Receivables and Related Security hereunder, or to enable the Buyer or its assigns to exercise or enforce any of their respective rights arising under this Agreement or any other Transaction Document or existing at law. Without limiting the generality of the foregoing, the Seller shall upon the request of the Buyer or its designee execute such further agreements, instruments and powers of attorney, and to make such filings, deliver such notices and take such other actions, as may be necessary or appropriate to give full effect to the transactions contemplated hereunder.

(b)	Notwithstanding anything herein or in any other Transaction Document to the contrary, the Seller hereby acknowledges and agrees that, at any time on and after the Account Redirection Date:

(i)	the Buyer and/or its assigns and the Administrative Agent will have the right to instruct any Obligor that the payment of all amounts payable in respect of the Receivables and their Related Security be made directly to an SPV Account; and

(ii)	at the Administrative Agent's request and at the Seller's expense, the Seller shall (A) instruct any Obligor that the payment of all amounts payable in respect of the Receivables and their Related Security be made directly to an SPV Account, and (B) otherwise segregate all cash, cheques and other instruments received by it from time to time constituting Collections in respect of the Receivables and their Related Security in a manner reasonably acceptable to the Administrative Agent and shall, promptly upon receipt, remit all such cash, cheques and instruments, duly endorsed or with duly executed instruments of transfer, to an SPV Account.

(c)	Notwithstanding anything herein or in any other Transaction Document to the contrary, the Seller hereby acknowledges and agrees that, at any time on and after the Account Redirection Date:

(i)	the Buyer or the Administrative Agent (and/or each of their assigns) will have the right to notify any Obligor of the Buyer's, the Administrative Agent's or the Purchasers' (and/or each of their assigns') ownership of the Receivables and their Related Security and the Secured Parties' interest therein by sending to any such Obligor a written notice in the form set out in Schedule 2 (Form of Notice of Assignment);

(ii)	at the Administrative Agent's request and at the Seller's expense, the Seller shall (A) give notice of the Buyer's ownership of the Receivables and their Related Security and the Secured Parties' interest therein to each Obligor, and (B) execute any power of attorney or other similar instrument and/or take any other action necessary or reasonably requested by the Buyer to give effect to such notice and directions, including any action required to be taken so that the obligations or other indebtedness of such Obligor in respect of any Receivables and their Related Security may no longer be legally satisfied by payment to the Seller or any Person designated by the Seller; and

(iii)	at the Administrative Agent's request, the Seller shall at its own expense assemble all of the Records and shall make the same available to the Administrative Agent at the addresses specified in schedule 1 (Address and Payment Information) to the Master Framework Agreement or at any other place agreed to in writing by the Seller and the Administrative Agent.

(d)	In respect of the Swiss Receivables (including their Related Security), each of the Buyer, the Administrative Agent or any of their assigns is entitled to notify any Obligor of the sale, transfer and assignment of the Swiss Receivables (including their Related Security) without the participation of the Seller, the Servicer or any third party at any time if, in the reasonable discretion of the Buyer, the Administrative Agent or any of their assigns such notification is necessary or reasonably desirable in order to protect the sale, transfer and assignment of the Swiss Receivables and the Related Security relating to such Swiss Receivables to pursue the rights conferred on the Buyer under this Agreement in relation to the Swiss Receivables and the Related Security relating to such Swiss Receivables.

5.	Representations and Warranties

5.1	Seller's Representations and warranties

The Seller hereby represents and warrants to the Buyer that on each respective Purchase Date and on each Investment Date and Settlement Date:

(a)	Corporate existence; Compliance with Law. The Seller (i) is duly organised and validly existing under the laws of the jurisdiction of its organisation, (ii) has all corporate power and all licenses, authorizations, consents and approvals of all Official Bodies required to perform its obligations under the Transaction Documents and to carry on its business in each jurisdiction in which its business is now and proposed to be conducted (except where such failure to have any such licenses, authorizations, consents and approvals would not individually or in the aggregate have a Material Adverse Effect), and (iii) is in compliance with all requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)	Corporate power; Authorization; Enforceable Obligations.

(i)	The Seller has the corporate or other power and authority, and the legal right, to make, deliver and perform the Transaction Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of its obligations under the Transaction Documents to which it is a party.

(ii)	No consent, authorization of, filing with, notice to or other act by or in respect of, any Official Body or any other Person is required in connection with its execution, delivery, performance, validity or enforceability of the Transaction Documents.

(iii)	This Agreement has been duly executed and delivered on behalf of the Seller.

(iv)	This Agreement constitutes, and each other Transaction Document to which the Seller is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as enforceability may be limited by applicable Insolvency Laws.

(c)	No Legal Bar. The execution, delivery and performance of the Transaction Documents to which the Seller is a party will not violate (i) any Law except to the extent that the failure to comply therewith could not, in the aggregate, be expected to have a Material Adverse Effect or a material adverse effect on the condition (financial or otherwise), business or properties of the Parent and the Originators, taken as a whole, (ii) any agreement or instrument binding on or affecting any of its assets, except for such violations which, individual or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (iii) any writ, order, judgment, award, injunction, decree or other instrument binding on or affecting it or any of its assets, or (iv) its Organic Documents.

(d)	Preference; Voidability. The Buyer shall have given reasonably equivalent value to the Seller in consideration for the transfer to the Buyer of the Receivables and Related Security by the Seller, and each such transfer shall not have been made for or on account of an antecedent debt owed by the Seller to the Buyer and no such transfer is or may be voidable under any Insolvency Law.

(e)	Registered office and location of records. Its principal place of management, centre of main interests, registered office and the offices where it keeps all its Records are located at the address(es) specified in schedule 4 (Location of certain offices) to the Receivables Transfer Agreement.

(f)	Data protection. Either (i) no Data Protection Law is applicable to the Purchased Receivables or (ii) it is in compliance in all material respects with any applicable Data Protection Law applicable to it or its business or assets.

(g)	Centre of Main Interest. For the purpose of the EU Insolvency Regulation, its centre of main interest (as that term is used in Article 3(1) of the EU Insolvency Regulation) is situated in the jurisdiction of its registered office.

(h)	Anti-Corruption Laws and Sanctions. The Seller has implemented and maintains in effect policies and procedures designed to ensure compliance by the Seller and its subsidiaries, directors and officers, and, to the extent commercially reasonable, affiliates, employees or agents, with Anti-Corruption Laws and applicable Sanctions. The Seller and its subsidiaries, directors and officers and, to the best knowledge of the Seller, its affiliates, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Seller and its subsidiaries, directors or officers, or, to the best knowledge of the Seller, its affiliates and employees, or (ii) to the knowledge of the Seller, any advisor or agent of the Seller or any Affiliate thereof that will act in any capacity in connection with or benefit from the transactions contemplated by the Transaction Documents, is a Sanctioned Person. The transactions contemplated by the Transaction Documents will not violate Anti-Corruption Laws or applicable Sanctions. With respect to the Seller and each Arrow Party incorporated in Germany, the provisions set out in this Clause 5.1(h) shall only be applicable to the extent that in each case compliance with such laws would not result in a violation of, or conflict with, section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung), Council Regulation (EC) 2271/96 or any similar applicable anti-boycott law or regulation.

5.2	Seller's additional representations and warranties

The Seller hereby further represents and warrants to the Buyer that on the respective Purchase Date:

(a)	Good title. Immediately preceding each purchase hereunder, it is the owner of all of the Receivables and their Related Security to be sold by it or is entitled to sell and dispose of them (including under extended retention of title arrangements), free and clear of all Adverse Claims (other than any Adverse Claim created pursuant to the Transaction Documents), including the interest of any creditor of or purchaser from the Seller. This Agreement constitutes a valid sale, transfer and assignment of the Purchased Receivables and their Related Security to the Buyer and, upon each purchase, the Buyer shall acquire a valid and enforceable ownership interest in each Purchased Receivable and their Related Security that exists on the date of such purchase, free and clear of any Adverse Claim (other than any Adverse Claim created pursuant to the Transaction Documents).

(b)	Accuracy of information. No document furnished or statement made in writing to the Administrative Agent, the Security Trustee or any other Secured Party in connection with the negotiation, preparation or execution of this Agreement or any of the other Transaction Documents contains any untrue statement of a material fact, or omits to state any such material fact necessary in order to make the statements contained therein not misleading, in either case which has not been corrected, supplemented or remedied by subsequent documents furnished or statements made in writing to the Administrative Agent, the Security Trustee and the other Secured Parties.

(c)	Identification of Receivables. The Seller, or the Servicer on its behalf, has the ability to unequivocally identify each Receivable sold and assigned hereunder.

(d)	Tax status. It has (i) timely filed all material tax returns required to be filed, and (ii) paid or made adequate provision for the payment of all taxes, assessments and other governmental charges due under applicable law other than those, which individually or in the aggregate, would not result in liability in excess of €5,000,000.

(e)	Action, suits. No litigation, investigation or proceeding of or before any arbitrator or Official Body that if adversely determined could have a Material Adverse Effect is pending or, to its knowledge, threatened, by or against the Seller or against any of its assets or with respect to any of the Transaction Documents or any of the transactions contemplated thereby.

(f)	Credit and Collection Policy. Since the Effective Date, there have been no material changes in its Credit and Collection Policy other than changes not in violation of, and for which the Administrative Agent has received notice or provided consent, as applicable, in accordance with this Agreement and the other Transaction Documents. It has at all times complied with its Credit and Collection Policy in all material respects.

(g)	Material Adverse Effect. Since the Effective Date, there has been no Material Adverse Effect with respect to the Seller.

(h)	Accounts. The names and addresses of all the Collection Account Banks, together with the account numbers of the Collection Accounts at such Collection Account Banks, are as specified in schedule 3 (Accounts) to the Receivables Transfer Agreement or at such other Collection Account Bank and/or with such other Collection Account as have been notified to the Buyer and the Administrative Agent and for which an Account Agreement has been executed and delivered to the Security Trustee in accordance herewith. Except as provided in Clause 6.2(h) (Accounts), all Collection Accounts are subject to a valid and enforceable Account Agreement and the Security Trustee has a valid and perfected security interest or trust in each Collection Account, free and clear of any Adverse Claim (other than any Adverse Claim created pursuant to the Transaction Documents).

(i)	No currency transfer limitation. No payment by any Obligor on a Purchased Receivable or the Seller under this Agreement nor remittance of any Collection is or will be affected by any currency exchange control regulations of any Official Body.

(j)	Tax. Under the laws of its jurisdiction of incorporation, (a) it is not necessary that any stamp, registration or similar tax be paid on or in relation to any Transaction Document, and (b) it is not required to make any tax withholding or deduction from any payment it may make under any Transaction Document.

(k)	Tax residence. It is resident for tax purposes solely in Germany and it does not carry on a trade or business in the Netherlands through a branch or agency with which any payment under this Agreement or any other Transaction Document is connected.

(l)	Subordinated Loan. The Seller has no commercial or other interest in the Subordinated Loan.

5.3	Buyer's representations and warranties

(a)	The Buyer hereby represents and warrants to the Seller that on each respective Purchase Date:

(i)	Corporate existence; Compliance with Law. The Buyer (i) is duly organised and validly existing under the laws of the jurisdiction of its organisation, (ii) has the corporate power and authority, and the legal right, to perform its obligations under the Transaction Documents and to carry on its business in each jurisdiction in which its business is now and proposed to be conducted, (iii) is duly qualified as a foreign corporation or other entity and in good standing under the laws of each jurisdiction where its ownership of property or the conduct of its business requires such qualification except where the failure to be duly qualified or in good standing could not reasonably be expected to have a Material Adverse Effect, and (iv) is in compliance with all requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii)	Tax residence. The Buyer is managed and controlled in the Netherlands, is resident for tax purposes solely in the Netherlands, and is not and will not be resident or liable to tax on its net income, gross receipts or turnover elsewhere.

(iii)	Corporate power; Authorization; Enforceable Obligations.

(A)	The Buyer has the corporate or other power and authority, and the legal right, to make, deliver and perform the Transaction Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of its obligations under the Transaction Documents to which it is a party.

(B)	No consent, authorization of, filing with, notice to or other act by or in respect of, any Official Body or any other Person is required in connection with the Buyer's execution, delivery, performance, validity or enforceability of the Transaction Documents.

(C)	This Agreement has been, and each other Transaction Document to which it is a party will be, duly executed and delivered on behalf of the Buyer.

(D)	This Agreement constitutes, and each other Transaction Document to which the Buyer is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by applicable Insolvency Laws.

(iv)	No Legal Bar. The execution, delivery and performance of the Transaction Documents to which the Buyer is a party will not violate (i) any Law, (ii) any agreement or instrument binding on or affecting any of its assets, except for such violations which, individual or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (iii) any writ, order, judgment, award, injunction, decree or other instrument binding on or affecting it or any of its assets, or (iv) its Organic Documents.

(b)	Notwithstanding anything to the contrary in this Agreement, the failure of any representation or warranty in this Clause 5.3 to be true and correct shall not prohibit or limit the sale and assignment of any Receivables and Related Security hereunder.

(c)	For the avoidance of doubt, Clause 16.2 (Confidentiality) shall apply to this Clause 5.3 as if set out in full herein.

6.	Covenants

6.1	Covenants

At all times from the Effective Date to the Final Payout Date, unless the Administrative Agent consents in writing otherwise, the Seller shall:

(a)	Compliance with Laws, etc. Comply with, and cause each of its Subsidiaries to comply with, all Laws to which it or its assets may be subject, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. The Seller will keep all personal data (as such term is defined under applicable Data Protection Laws) it receives (if any) pursuant to this Agreement confidential from all Parties (save where disclosure is required to be made to a Party under applicable Data Protection Laws) and shall ensure that all personal data is at all times processed in accordance with applicable Data Protection Laws and in a manner so as not to put the Buyer in breach of any applicable Data Protection Laws. The Seller shall ensure that it has all the necessary rights, permissions, registrations and consents to disclose any personal data it discloses pursuant to this Agreement, so that the recipients may lawfully use, process and transfer such personal data in accordance with this Agreement and Data Protection Laws.

(b)	Reporting requirements. Promptly provide (i) in respect of the Seller (A) to the Buyer and the Administrative Agent within ten (10) Business Days after the date of any material change in or amendment to its Credit and Collection Policy is made, a copy of such Credit and Collection Policy then in effect indicating such change or amendment; and, within ninety (90) days after the close of each of its fiscal years a complete copy of its Credit and Collection Policy then in effect, (B) to the Buyer and the Administrative Agent, within five (5) days after the date of any change in its public or private debt ratings, if any, a written certification of such public and private debt ratings after giving effect to any such change, (C) to the Servicer, Parent and the Buyer any periodic financial statements, reports, records, documents or other information with respect to itself required to be delivered by the Servicer, the Parent or the Buyer pursuant to any Transaction Document, (D) to the Administrative Agent, on each Reporting Date, an Obligor Trial Balance Report, and (ii) any other reports, notices, information or other document as reasonably requested by the other party or the Administrative Agent. All such statements, information and reports shall be true, complete and accurate in all material respects.

(c)	Change of business. The Seller shall procure that no substantial change is made to the general nature of the business of the Seller from that carried on at the Effective Date.

(d)	Centre of Main Interest. For the purpose of the EU Insolvency Regulation, it shall have and maintain its centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) situated in the jurisdiction of its registered office.

6.2	Affirmative covenants of the Seller

At all times from the Effective Date to the Final Payout Date, unless the Administrative Agent consents in writing otherwise:

(a)	Inspection of records. The Seller shall furnish to the Buyer and Administrative Agent from time to time such information with respect to the Purchased Receivables and their Related Security as the Buyer or the Administrative Agent may reasonably request. The Seller shall, at any time and from time to time during regular business hours, upon reasonable notice under the circumstances, permit the Buyer, the Administrative Agent and any Purchaser Agents that want to participate, or their respective agents or representatives, to (i) examine and make copies of and take abstracts from all books, records and other documents (including computer tapes and disks) relating to the Purchased Receivables and their Related Security, including any related Contracts in its possession, and (ii) to visit the offices of the Seller, for the purpose of examining such materials.

(b)	Performance discussions. The Seller shall, upon ten (10) Business Days' prior written notice from the Buyer, the Administrative Agent and any Purchaser Agents that want to participate, permit such Persons at any time during regular business hours to visit the offices of the Seller to discuss any information or records delivered pursuant to paragraph (a) (Inspection of records) above and other matters relating to the Receivables originated by the Seller and their Related Security or the Seller's performance hereunder, under the Contracts and under the other Transaction Documents with any of the officers, directors, relevant employees or auditors of the Seller having knowledge of such matters.

(c)	Keeping of records and books of account. The Seller shall maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables originated by the Seller and their Related Security and any related Contract in the event of the destruction of the originals thereof), and keep and maintain, all books, computer tapes, disks, records, information and other documents reasonably necessary or advisable for the collection of all Receivables and their Related Security originated by it (including records adequate to permit the daily identification of each new Receivable originated by the Seller and all Collections of and adjustments to each existing Receivable originated by the Seller). The Seller shall give the Buyer and the Administrative Agent prompt notice of any material change in its administrative and operating procedures referred to in the previous sentence.

(d)	Performance and compliance with Receivables and Credit and Collection Policy. The Seller shall (i) at its own expense, fully and in a timely manner, perform and comply with all provisions, covenants and other obligations, if any, required to be observed by it under any Contract related to the Receivables originated by it; and (ii) fully and in a timely manner, comply with its Credit and Collection Policy in all material respects.

(e)	Notice of the Buyer's interest. In the event the Seller shall sell or otherwise transfer any interest in (i) accounts receivable or (ii) any financial asset related to any Receivable originated by the Seller or its Related Security or any Contract (other than as contemplated by the Transaction Documents), any computer tapes or files or other documents or instruments provided by it in connection with any such sale or transfer shall disclose the assignment or transfer of such Receivable and its Related Security hereunder, the Buyer's or the Purchasers' (or their assigns') ownership of such Receivables and their Related Security.

(f)	Collections. (i) Prior to the Account Redirection Date, the Seller shall instruct all relevant Obligors to cause all Collections to be deposited directly to a Collection Account or an SPV Account; and (ii) on and after the Account Redirection Date, the Seller shall instruct, in a manner satisfactory to the Administrative Agent, all relevant Obligors to cause all Collections to be deposited directly to an SPV Account.

(g)	Collections received. The Seller shall hold all Collections (including, in the case of paragraph (ii) below, all Collections received or deposited into any Collection Account) received by it from time to time on trust for the benefit of the Buyer and (i) at any time prior to the Account Redirection Date, deposit such Collections immediately to a Collection Account or an SPV Account (unless those Collections have already been paid into a Collection Account or an SPV Account), and (ii) at any time on and after the Account Redirection Date, deposit such Collections immediately to an SPV Account (unless those Collections have already been paid into an SPV Account).

(h)	Accounts. The Seller shall procure that (i) on or prior to the ninetieth (90th) day after the Closing Date each Collection Account that is not subject to an Account Agreement shall be subject to an Account Agreement in form and substance satisfactory to the Administrative Agent and the Security Trustee each in its sole discretion and (ii) except as provided for in clause (i) above, each Collection Account shall at all times be subject to an Account Agreement and that only Collections are received into any of the Collection Accounts.

(i)	Sale treatment. Subject to applicable GAAP, the Seller shall not account for, or otherwise treat, the transactions contemplated hereby in any manner other than as a sale of the Purchased Receivables and their Related Security by it to the Buyer. In addition, the Seller shall disclose (in a footnote or otherwise) in all of its financial statements (including any such financial statements consolidated with any other Persons' financial statements) the existence and nature of the transaction contemplated hereby.

(j)	Ownership interest, etc. The Seller shall, at its expense, take (or cause to be taken) all action necessary or reasonably desirable (in the opinion of the Buyer) to (a) establish and transfer and maintain (i) valid and enforceable ownership in each Purchased Receivable and its Related Security in favour of the Buyer as sold, assigned and transferred under this Agreement, in each case free and clear of any Adverse Claim (other than any Adverse Claim created pursuant to the Transaction Documents), including promptly executing and delivering all documents and taking any other such actions which are required or reasonably requested by the Buyer, to perfect, protect or more fully evidence the interests of the Buyer, and (b) perfect and protect the assignment of the Purchased Receivables and the transfer of the Related Security sold, assigned and transferred pursuant to this Agreement or to enable the Buyer to exercise or enforce any of its rights under this Agreement.

(k)	Notification. The Seller shall as soon as possible but in any event within two (2) Business Days notify the Administrative Agent and the Buyer if the Seller becomes aware of any Event of Default, Potential Event of Default, Early Amortisation Event, Potential Early Amortisation Event, any breach of the representations and warranties under Clause 5 (Representations and warranties) of this Agreement, any breach of any undertaking given by the Seller in any Transaction Document, or if any legal proceedings are instituted against it by any of its creditors that could reasonably be likely to result in a Material Adverse Effect.

(l)	Join in legal proceedings. If the Buyer, the Security Trustee or the Administrative Agent so requires, the Seller shall participate in or join in and lend its name to, and take such other steps as may be required by the Buyer, the Security Trustee or the Administrative Agent (as the case may be) in relation to any legal proceedings in relation to the Purchased Receivables and their Related Security or the Transaction Documents brought by the Buyer, the Security Trustee or the Administrative Agent.

(m)	Filings. The Seller shall effect all required filings in respect of the Seller and file, record or enroll each Transaction Document required to be filed, recorded or enrolled with any court or other authority in the Netherlands and ensure that such required filings and such other filings, recordings or enrolments are at all times maintained in accordance with any applicable requirement of Law.

(n)	Securitisation Regulation. Upon request by a Purchaser or the Subordinated Lender, the Seller shall promptly provide each Purchaser or the Subordinated Lender, as applicabale, with such information relating to the Purchased Receivables and the transactions under the Transaction Documents as any Purchaser or the Subordinated Lender may from time to time reasonably request in order to enable such Purchaser (in its capacity as Purchaser or as a sponsor) or the Subordinated Lender, as applicable, to comply with any and all applicable requirements of Article 5 and/or Article 7 of the Securitisation Regulation and any other due diligence provision or transparency provision of the Securitisation Regulation Requirements. The Seller shall make available all the information that an originator is required to make available in accordance with article 7 of the Securitisation Regulation.

(o)	Eligible Account Banks. If any Account Bank ceases to be an Eligible Account Bank, the Seller shall, within ninety (90) days after such Account Bank ceases to be an Eligible Account Bank, move the applicable Account to a replacement Account Bank that is an Eligible Account Bank.

(p)	Anti-Corruption Laws and Sanctions. The Seller shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Seller and its subsidiaries, directors, officers, and, to the extent commercially reasonable, affiliates, employees or agents, with Anti-Corruption Laws and applicable Sanctions.

6.3	Negative covenants of Seller

At all times from the date of this Agreement to the Final Payout Date, unless the Administrative Agent shall consent otherwise:

(a)	No adverse claims, etc. Except as otherwise provided herein or in any other Transaction Document, the Seller shall not sell, assign (by operation of law or otherwise), lease, charge or otherwise dispose of, or create or suffer to exist any Adverse Claim (other than any Adverse Claim created pursuant to the Transaction Documents or arising under extended retention of title arrangements) upon, or with respect to, any of the Purchased Receivables or their Related Security.

(b)	No extension or amendment of Receivables. The Seller shall not, without the prior written consent of the Administrative Agent (acting on the instructions of the Majority Purchasers), (i) (x) extend or (y) materially amend or otherwise modify, in each case, the terms of any Purchased Receivable, or (ii) amend, modify or waive any term or condition of any Contract related thereto, unless (A) such extension, amendment, modification or waiver is in accordance with the Credit and Collection Policy, (B) such Purchased Receivable is a Defaulted Receivable or a Delinquent Receivable, and (C) such extension, amendment, modification or waiver will maximize Collections with respect to such Purchased Receivable; provided that such extension, amendment, modification or waiver would not, individually or in the aggregate, have a Material Adverse Effect.

(c)	No change in Credit and Collection Policy. The Seller shall not make any change to the Credit and Collection Policy, which change would, in either case, impair the collectability of any Purchased Receivables or otherwise have a Material Adverse Effect.

(d)	No mergers, etc. The Seller shall not consolidate or merge with or into, or sell, lease or otherwise dispose of all or substantially all of its assets to any other Person, unless (i) no Event of Default, Potential Event of Default, Early Amortisation Event, Potential Early Amortisation Event or Material Adverse Effect would occur or be reasonably likely to occur as a result of such transaction, (ii) unless the Seller is the surviving entity, such Person executes and delivers to the Buyer and the Administrative Agent (on behalf of the Purchasers) an agreement by which such Person assumes the obligations of the Seller under the Transaction Documents, or confirms in writing that such obligations remain enforceable against such Person (in each case, in form and substance satisfactory to the Buyer and the Administrative Agent), together with such other documents and certificates, amendments to the Transaction Documents and opinions of counsel as the Buyer or the Administrative Agent may reasonably request, and (iii) after giving effect to such transaction the Coverage Test would be satisfied.

(e)	Change in payment instructions to Obligors. The Seller shall not add or terminate any bank as an Account Bank or any account as an Account to or from those listed in schedule 3 (Accounts) to the Receivables Transfer Agreement or make any change, except to the extent permitted or required by the Transaction Documents, in its instructions to Obligors regarding payments for a Purchased Receivable to be made to any Account, unless (i) such instructions are to deposit such payments to another existing Account, (ii) (A) the Buyer and the Administrative Agent has received written notice of such addition, termination or change at least thirty (30) days prior thereto, (B) the Buyer and the Administrative Agent (acting on the instructions of the Majority Purchasers) have consented to each new Account Bank, and (C) the Security Trustee has received an Account Agreement executed by each new Account Bank or an existing Account Bank with respect to each new Account, as applicable, or (iii) on and after the Account Redirection Date, such instructions are to deposit payments to an SPV Account (it being agreed that, at any time on and after the Account Redirection Date, the Seller and the Buyer or its assigns shall jointly instruct all Obligors to make all payments in respect of the Purchased Receivables and their Related Security (other than any Receivable originated prior to such date) to an SPV Account).

(f)	Deposits to Accounts. The Seller shall not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Account cash or cash proceeds other than Collections.

(g)	Negotiable instruments. The Seller shall not take any action to cause any Receivable not evidenced by a negotiable instrument upon origination to become evidenced by a negotiable instrument, except in connection with the enforcement or collection of a Defaulted Receivable or a Delinquent Receivable.

(h)	No impairment of security. The Seller shall not take any action or permit any action to occur or suffer any circumstance to exist which would result in any security interest granted, or charge or security agreement or document entered into or registered or filed, in connection with this Agreement or any other Transaction Document becoming impaired or unenforceable in any respect.

(i)	Business Activities in the United States. The Seller shall not be located in, or own any property or any bank account in the United States.

7.	Term and Termination

7.1	Stop-Purchase Date

The Seller may, with the prior written consent of the Buyer, upon thirty (30) days' prior written notice to the Buyer and the Administrative Agent (a "German Originator Stop-Purchase Notice") terminate its obligation to sell Receivables and their Related Security to the Buyer pursuant to this Agreement, in which case the "German Originator Stop-Purchase Date" shall occur with respect to the Seller on the date specified by the Seller in the German Originator Stop-Purchase Notice (subject to compliance with the requisite notice period and any required consent); provided that no such consent of the Buyer shall be required if (a)(i) the Seller’s Originator Stop Purchase Percentage is less than 5.0% on the German Originator Stop-Purchase Date and (ii) the aggregate Originator Stop Purchase Percentage for all Originators who have (A) terminated their obligation to sell Receivables on a “Originator Stop Purchase Date” in the immediately preceding twelve-month period or (B) are currently terminating their obligation to sell Receivables on the German Originator Stop-Purchase Date is less than 5.0% on the German Originator Stop-Purchase Date, or (b)(i) the aggregate Originator Stop Purchase Percentage for all Originators who have (A) terminated their obligation to sell Receivables on a “Originator Stop Purchase Date” in the immediately preceding twelve-month period or (B) are currently terminating their obligation to sell Receivables on the German Originator Stop-Purchase Date is greater than or equal to 5.0% but less than or equal to 10.0% on the German Originator Stop-Purchase Date and (ii) on or prior to the German Originator Stop-Purchase Date the Seller shall have provided to the Administrative Agent and each Purchaser Agent a Monthly Servicer Report which excludes the aggregate Unpaid Balance of the Receivables originated by the Seller and transferred to the Buyer hereunder in the immediately preceding twenty-four month period (as determined as of the most recent Settlement Date) evidencing that no violation of Clause 6.1(f) of the Receivables Transfer Agreement would have occurred in the absence of such Receivables. For the avoidance of doubt, no termination by the Seller pursuant to this Clause 7.1 or otherwise shall be deemed to waive or otherwise relieve the Seller or any other Arrow Party from its obligations under the Transaction Document if such termination causes an Event of Default, Potential Event of Default, Early Amortization Event or Potential Early Amortization Event.

7.2	Term of Agreement

This Agreement shall commence as of the Effective Date and shall continue to be in full force and effect until the Final Payout Date; provided, that the rights and remedies of the Buyer with respect to any representation and warranty made or deemed to be made by the Seller pursuant to this Agreement, (ii) the indemnification and payment provisions of Clause 8 (Indemnification), and (iii) the agreements set forth in Clauses 2.3 (No recourse), 2.4 (No assumption of obligations), 16.1 (Consent to disclosure) and 17 (No proceeding; limited recourse) shall survive any termination of this Agreement.

7.3	Effect of Final Payout Date and Stop-Purchase Date

Following the occurrence of the Final Payout Date or the German Originator Stop-Purchase Date, as applicable, the Seller's obligation to sell, and the Buyer's obligation to purchase, any Receivables or Related Security shall end.

8.	Indemnification

8.1	Indemnities by the Seller

(a)	Without limiting any other rights which the Indemnified Parties may have under any Transaction Document or under applicable Law, the Seller shall indemnify and hold harmless the Buyer and its successors, transferees and assigns and all officers, directors, employees, counsel and other agents of any of the foregoing (collectively, the "Indemnified Parties") from and against any and all damages, losses, claims, liabilities, out-of-pocket costs and expenses, including interest, penalties, amounts paid in settlement and reasonable attorneys' fees and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or incurred by any of them (including in connection with or relating to any investigation by an Official Body, litigation or lawsuit (actual or threatened) or order, consent decree, judgment, claim or other action of whatever sort (including the preparation of any defence with respect thereto)) in any action or proceeding between the Seller or any Subsidiary thereof and any of the Indemnified Parties or between any of the Indemnified Parties and any third party or otherwise arising out of or as a result of this Agreement, the other Transaction Documents, or any of the transactions contemplated hereby or thereby, excluding, however, Indemnified Amounts to the extent (i) resulting from gross negligence or wilful misconduct on the part of such Indemnified Party, as finally determined by a court of competent jurisdiction, (ii) the same has been fully and finally paid to such Indemnified Party pursuant to any other provision of this Agreement or any other Transaction Document, (iii) relating to Receivables that are uncollectable due to an Obligor's insolvency or an Obligor's unwillingness or inability to pay any amount due and payable by it due to its creditworthiness or (iv) relating to Excluded Taxes.

(b)	Notwithstanding any other provision of this Clause 8.1, except as otherwise specifically provided in this Agreement, no Indemnified Party shall have any recourse to the Seller for any cost, loss or liability incurred by it as a result of any Purchased Receivable or Related Security being uncollectable due to an Obligor's insolvency or an Obligor's unwillingness or inability to pay any amount due and payable by it due to its creditworthiness.

8.2	Taxes

(a)	All payments and distributions made or deemed made by the Seller to the Buyer or any other Person to whom a payment is owing by the Seller pursuant to the Transaction Documents (each a "recipient") (all of the foregoing "covered payments"), whether pursuant hereto or to any other Transaction Document, shall be made free and clear of and without deduction for any Taxes, except as required by Law. In the event that any withholding or deduction from any covered payment is required in respect of any Taxes, then the Seller shall:

(i)	pay (or procure the payment of) directly to the relevant authority the full amount required to be so withheld or deducted;

(ii)	promptly forward to the recipient an official receipt or other documentation satisfactory to such recipient evidencing such payment to such authority; and

(iii)	other than any Excluded Taxes, pay (or procure the payment of) to the recipient, out of funds other than Collections, such additional amount or amounts as is necessary to ensure that the net amount actually received by the recipient will equal the full amount such recipient would have received had no such withholding or deduction been required.

(b)	Each party to this Agreement shall, to the extent that it is legally entitled to do so, cooperate with each other party to complete any reasonable procedural formalities necessary for either party to obtain authorisation to make a payment without a Tax deduction; provided, however, that the recipient shall not be required to prepare or furnish any documentation or information that it determines in its reasonable judgment could subject the recipient to any material unreimbursed cost or expense or could prejudice the legal or commercial position of the recipient.

(c)	Moreover, if any Taxes other than Excluded Taxes are directly asserted against the recipient with respect to any payment or income earned or received by the recipient from a Seller or in respect of a Receivable hereunder or under any other Transaction Document, the Seller will promptly pay such additional amounts (including any penalties, interest or expenses to the extent not attributable to the recipient's wilful misconduct) as shall be necessary in order that the net amounts received and retained by the recipient after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the recipient would have received had such Taxes not been asserted, it being understood that the Seller shall not be obliged to pay such additional amounts (including any penalties, interest or expenses) if and to the extent they are already compensated for under Clause 8.2(a)(iii) or would have been compensated for under Clause 8.2(a)(iii) but were not so compensated solely because one of the exclusions of the respective provision under this Agreement applied. The recipient shall use its reasonable endeavours to effect all required elections and filings, or otherwise take reasonable steps, in each case as reasonably required by the Seller, to mitigate any such additional amount, other than where, in the reasonable judgment of the recipient, to do so might be prejudicial to it.

(d)	If the Seller fails to pay (or procure the payment of) any Taxes when due to the appropriate taxing authority or fails to remit to the recipient the required receipts or other required documentary evidence, the Seller shall indemnify the recipient for any incremental Taxes, interest, or penalties that may become payable by any recipient as a result of any such failure

(e)	If an additional payment is made under Clauses 8.2(a), (c) or (d) (Taxes) for the account of any recipient and such recipient, in its sole discretion (exercising good faith), determines that it has finally and irrevocably received or been granted a credit against or release or remission for, or repayment of, any Tax paid or payable by it giving rise to such payment or in respect of or calculated with reference to the deduction or withholding giving rise to such payment, such recipient shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Seller such amount as the recipient shall, in its sole discretion (exercising good faith), have determined to be attributable to such deduction or withholding or additional payment and which will leave such recipient (after such payment) in the same after-Tax position that it would have been in if the Seller had not been required to make (or procure the making of) the additional payment. Nothing herein contained shall interfere with the right of a recipient to arrange its tax affairs in whatever manner it thinks fit nor oblige any recipient to claim any tax credit or to disclose any information relating to its tax affairs or any computations in respect thereof or require any recipient to do anything, in each case, that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

(f)	Notwithstanding anything to the contrary in this Agreement, the Seller shall not have any obligation to indemnify any recipient for Excluded Taxes or to otherwise satisfy the obligation of any recipient to pay such Excluded Taxes. In addition, the Seller shall have no obligation to indemnify or to otherwise compensate or satisfy the obligation of any recipient for any withholding Taxes that arise as a result of such recipient's failure to deliver to the Seller, at the time or times reasonably requested by the Seller, such properly completed and executed documentation reasonably requested by the Seller (including in respect of FATCA) as will permit any payment to be made without withholding or at a reduced rate of withholding; provided, however, that a recipient shall not be required to complete, execute or deliver any documentation if, in such recipient's reasonable judgment, such completion, execution or delivery would subject such recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such recipient. Without prejudice to the generality of the foregoing, the Seller shall have no obligation to indemnify or to otherwise compensate or satisfy the obligation of any recipient for a UK Tax Deduction (as defined for the purposes of the Receivables Transfer Agreement) on payments of Yield except to the extent that the Buyer has a corresponding obligation to do so under the Receivables Transfer Agreement and has failed to discharge that obligation.

8.3	Value Added Tax

(a)	The Seller or, in case that the Seller is part of a tax group for German VAT purposes (Umsatzsteuerorganschaft), the controlling company within such VAT group (Organträger) (the "German VAT Group Controlling Entity") will make and file with the competent tax authorities, all German VAT advance tax returns (Umsatzsteuervoranmeldungen) to be made or filed by it, will fulfil all other German VAT related duties and obligations which it has vis-à-vis the German tax authorities pursuant to applicable German law (including applicable statements by the German tax authorities) related thereto and will pay any VAT balance (Umsatzsteuerzahllast) owing and payable when due to the competent German tax authorities in accordance with applicable German law (including applicable statements by the German tax authorities) or in accordance with "best practice" as being accepted by the competent German tax authority. If the relevant German VAT Group Controlling Entity is not a party to this Agreement, the Seller will procure that the German VAT Group Controlling Entity performs its above obligations.

(b)	The Seller will indemnify the Buyer with respect to any VAT owing and payable by the Buyer vis-à-vis the German tax authorities (including, without limitation, secondary liabilities (Haftungsschulden)) which arises as a result of the transfer of Receivables and their Related Security contemplated in this Agreement.

(c)	On the fifteenth (15th) Business Day of each month at the latest the Seller shall provide or procure for the Buyer to be provided with a VAT statement, substantially in the form of Schedule 3 (VAT Certificate) to this Agreement.

(d)	Upon reasonable request of the Buyer, the Seller and, in case that the Seller is part of a tax group for German VAT purposes (Umsatzsteuerorganschaft), the German VAT Group Controlling Entity shall inform the Buyer or procure that the Buyer is informed of possible VAT claims against it or VAT notices by the German tax authorities received by it without undue delay.

(e)	Upon reasonable request (in case of doubt as to whether the Seller has paid VAT in accordance with its legal obligations) of the Buyer, the Seller and, in case that the Seller is part of a tax group for German VAT purposes (Umsatzsteuerorganschaft), the German VAT Group Controlling Entity shall in consultation with its tax department procure that their accountants or, alternatively, a reputable accounting or tax firm confirms to the Buyer that (i) the Seller or, in case that the Seller is a part of a tax group for German VAT purposes (Umsatzsteuerorganschaft), the German VAT Group Controlling Entity, has made and filed with the competent tax authorities all German VAT advance tax returns (Umsatzsteuervoranmeldungen), when due and in the required form and (ii) either no payments in relation to VAT had to be made or, the respective VAT has been paid or if not yet paid, the due date and the amount of such payments.

(f)	Upon reasonable request (but only in the case that an accountant confirmation was not issued in accordance with paragraph (e) above, or, if so issued, was not appropriate to satisfy the Buyer's information request) the Seller and, in case that the Seller is part of a tax group for German VAT purposes (Umsatzsteuerorganschaft), the German VAT Group Controlling Entity, shall provide or procure for the Buyer to be provided with the relevant parts of all German VAT advance tax returns (Umsatzsteuervoranmeldungen) to be made or filed by it and evidence in relation to settlement of VAT resulting from such German VAT advance tax return in respect of the Receivables generated in the calendar month ending one (1) month prior to the month preceding such VAT payment date.

(g)	Upon the Seller becoming aware that a Receivable sold by it becomes (partly or totally) uncollectable within the meaning of Section 17 para. 2 no. 1 sent. 1 German VAT Act (Umsatzsteuergesetz), the Seller or, in case that Seller is part of a tax group for German VAT purposes (Umsatzsteuerorganschaft), the German VAT Group Controlling Entity, shall make the corresponding corrections pursuant to section 17 para. 1 German VAT Act (Umsatzsteuergesetz) in the respective pre-assessment period (Voranmeldungszeitraum).

9.	Costs, Expenses and Taxes

The Seller agrees to pay on demand:

(a)	all costs and expenses incurred by the Buyer and its assigns in connection with the enforcement of, or any actual or claimed breach of, this Agreement, including the reasonable fees and expenses of counsel to any such Persons incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under this Agreement in connection with any of the foregoing; and

(b)	all stamp and other similar Taxes (other than Excluded Taxes) and fees (including interest, late payment fees and penalties) paid, payable or determined to be payable in connection with the execution, delivery, performance (including the sale of Receivables hereunder), filing and recording of this Agreement, any other Transaction Document to which the Seller is a party or any other instrument, document or agreement filed or delivered in connection therewith.

10.	Remedies and Waivers

No failure or delay on the part of any party to this Agreement in exercising any power, right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any such right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

11.	Further Assurances

The Buyer and the Seller agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other or the Administrative Agent to more fully effect the purposes of this Agreement.

12.	Amendments and Waivers

Any provision of this Agreement may be supplemented, waived, modified or otherwise amended if, but only if, such amendment or waiver is in writing and is signed by the Buyer and the Seller and is made with the prior written consent of the Administrative Agent.

13.	Notices and Payments

Each communication, payment or notice to be made or given under or in connection with this Agreement shall be made or given in the manner described in clause 4 (Notices and payments) of the Master Framework Agreement.

14.	Severability and Partial Invalidity

14.1	Partial invalidity

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of that provision under the law of any other jurisdiction will in any way be affected or impaired.

14.2	Severability

If a court of competent jurisdiction determines that any term or provision of this Agreement as written is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall reduce the scope, duration, or area of the term or provision, delete specific words or phrases, or replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the court's judgment may be appealed.

15.	Successors and Assigns; Binding Effect

This Agreement shall constitute a contract for the benefit of third parties (echter Vertrag zugunsten Dritter) to the extent representations are given to, or rights are granted to the Administrative Agent and the Security Trustee, in the sense of section 328 of the German Civil Code (Bürgerliches Gesetzbuch) for the benefit of the Administrative Agent and the Security Trustee. The Seller may not assign its rights or obligations hereunder without the prior written consent of the Buyer and the Administrative Agent. The Seller acknowledges the Buyer's rights under this Agreement may be assigned to the Administrative Agent or the Security Trustee and the other Secured Parties and consents to such assignments and to the exercise of those rights directly by the Administrative Agent, the Security Trustee or the other Secured Parties under the Security Documents and consents to such assignments and to the exercise of those rights directly by the Administrative Agent or any other Secured Party, to the extent permitted by the Security Documents.

16.	Disclosure

16.1	Consent to disclosure

The Seller hereby consents to the disclosure, subject to applicable Law (including Data Protection Laws) of any non-public information (other than any Customer Information) with respect to it received by the Administrative Agent, the Buyer, the Security Trustee or any other Secured Party to any potential Purchaser, the Administrative Agent, the Security Trustee, any other Secured Party, any nationally recognised statistical rating organisation rating the Commercial Paper, any dealer or placement agent of or depositary for the Commercial Paper, the trustee or collateral agent for any Purchaser, any Program Support Provider or any of such Person's counsel or accountants in relation to this Agreement or any other Transaction Document; provided that, notwithstanding anything in this Agreement or any other Transaction Document to the contrary, subject to the requirements of applicable Law (including Data Protection Laws), the Seller hereby consents to the disclosure of any Customer Information in connection with the enforcement of any Receivable or its Related Security or the exercise of any right of any Person under the Transaction Documents during the existence of an Event of Default or Early Amortisation Event or following the Account Redirection Date.

16.2	Confidentiality

No party to this Agreement shall disclose the contents of this Agreement or any other Transaction Document or any other proprietary or confidential information of or with respect to the Administrative Agent, the Security Trustee, the Buyer, any other Secured Party, the trustee or collateral agent for any Purchaser or any Program Support Provider to any other Person except (a) its auditors and attorneys, employees or financial advisors (other than any commercial bank) and any nationally recognised statistical rating organisation, provided that such auditors, attorneys, employees, financial advisors or rating agencies are informed of the highly confidential nature of such information, or (b) as otherwise required by applicable Law or an order of a court of competent jurisdiction.

17.	No Proceeding; Limited Recourse

17.1	No proceeding

The Seller hereby covenants and agrees that, prior to the date which is two (2) years and one (1) day after the Final Payout Date, it will not institute against, or join any other person in instituting against, the Buyer any proceeding of the type referred to in the definition of Event of Insolvency.

17.2	Limited recourse

Notwithstanding anything to the contrary contained in this Agreement or in any other Transaction Document, the obligations of the Buyer under this Agreement and each of the other Transaction Documents to which it is a party are solely the corporate obligations of the Buyer and shall be payable solely to the extent of funds available to the Buyer to satisfy such obligation in accordance with the Priority of Payments and to the extent that such funds are insufficient, any undischarged claims shall be extinguished.

17.3	Survival

The provisions of this Clause 17 will survive the termination of this Agreement and the termination of each Transaction Document.

18.	Swiss tax law provisions

(a)	Non-Bank Rules

(i)	The Swiss Seller represents and warrants that the aggregate number of persons and legal entities which are not Swiss Qualifying Banks to which it owes interest-bearing money under all interest bearing instruments including, inter alia, this Agreement, taken together does not exceed 20 (twenty) at any time.

(ii)	The Swiss Seller shall ensure that it is and that it will be in compliance with the Swiss Non-Bank Rules at any time.

(b)	The Swiss Seller and the Buyer acknowledge that the number of persons that are not Swiss Qualifying Banks to which the Seller owes obligations under this Agreement (whether to the Buyer directly or to any Committed Purchaser or any Conduit Purchaser indirectly under the Receivable Transfer Agreement) may not at any time or under any circumstances exceed 10 (ten).

(c)	Solely for the purposes of this Clause 18, any Discount under this Agreement shall be treated as interest.

19.	Conclusion

(a)	This Agreement may be concluded by an exchange of telefaxes and/or pdf-copies by email.

(b)	In relation to the necessary receipt of the signed copy of this Agreement (Zugang des Vertrags) by each Party, it shall be sufficient that each Party transmits its signed signature pages plus a copy of this Agreement to Mayer Brown LLP, Frankfurt office, +49 (0)69 79 41 100, email: alange@mayerbrown.com and kschuermann@mayerbrown.com (for the purposes of this Clause 19 the "Recipient"). This Agreement shall be deemed concluded (i) with the receipt of the last signature page (plus a copy of this Agreement) by the Recipient, or in the event of an escrow arrangement, with the later of the receipt of the last signature page (plus a copy of this Agreement) by the Recipient and the release of the last signature page (and copy of this Agreement) from escrow, and (ii) upon receipt of a fully executed copy of this Agreement by the Parties (whether by telefax, pdf-copies by email or otherwise).

(c)	For the purposes of clause (b) above, each Party authorizes the Recipient to receive on its behalf the signature pages from all other Parties. For the avoidance of doubt, the Recipient shall have no further duties in connection with its function as Recipient (in particular, but not limited to, the Recipient is under no obligation to check the genuineness of the signatures or the authorization of the signatories).

(d)	For purposes of proof and confirmation only, each Party may request that one or several copies of this Agreement shall be originally signed by the Parties.

20.	Entire Agreement

Subject to any terms implied by law, this Agreement represents the entire agreement between the parties in relation to the subject matter of this Agreement and supersedes any previous agreement (whether written or oral) between all the parties in relation to that subject matter. Accordingly, all other terms, conditions, representations, warranties and other statements which would otherwise be implied (by law or otherwise) shall not form part of this Agreement.

21.	Governing Law

This Agreement (including Clause 22 (Enforcement-jurisdiction)) and any non-contractual obligations arising out of or in connection with it shall be governed by and shall be construed in accordance with German law other than:

(a)	Clauses 2.2(a)(ii), 2.2(e) (Assignment of Purchased Receivables) and 2.6(a)(ii) (Transfer of Receivables and their Related Security which are Movable Assets), which shall be governed by and shall be construed in accordance with Austrian law excluding its conflict of laws rules; and

(b)	the assignment and transfer (Zession) of Swiss Receivables and Swiss Related Security (including the in rem transfer of Swiss Related Security, as applicable), Clauses 2.2(a)(iii), 2.2(b) and 2.6(a)(iii) and Schedule 5 (Form of Swiss Declaration of Assignment), shall be governed by, and construed in accordance with the substantive laws of Switzerland.

22.	Enforcement/Jurisdiction

The Seller hereby submits to the non-exclusive jurisdiction of the courts of Frankfurt am Main, Germany, for purposes of all legal proceeding arising out of or relating to this Agreement (including Clause 21 (Governing law) and this Clause 22). Nothing in this Clause 22 shall affect the right of the Buyer, the Administrative Agent or the other Secured Parties to bring any action or proceeding against the Seller or any of its property in the courts of any other jurisdiction.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
Form of Obligor Trial Balance Report

1.	Legal name of Obligor: [●]

2.	Obligor’s address: [●]

3.	Obligor contact details, if reasonably available (email, phone number, contact person name): [●]

4.	Obligor VAT number: [●]

Schedule 2
Form of Notice of Assignment

[On Arrow Central Europe GmbH's letterhead]

By Registered Mail

[Date]

To:      [Obligor]

cc.      [●]

Dear Sirs

Re: Arrow Central Europe GmbH

We are writing in connection with the arrangements we currently have with you in relation to the purchase and sale of goods and services to you, pursuant to [the agreement(s) described below between [Obligor Parent] and Arrow Central Europe GmbH (the "Contract(s)"): [List of Contract(s)] / the purchase orders from you (if any) and billing invoices from us from time to time for the purchase and sale of goods and services and any future purchase orders and billing invoices or other agreements providing for the purchase and sale of goods and services between you and us (the "Billing Invoices")].

We are writing to notify you of the transfer and assignment of all our right, title and interest in existing and future amounts due to us and all related rights arising, from and including the date of this letter, under the [Contract(s)/ Billing Invoices] (the "Receivables") to Arrow EMEA Funding Corp B.V. (a special purpose vehicle incorporated as a limited liability company under the laws of the Netherlands whose registered number is 74299069 and whose registered office is at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands), pursuant to a German Receivables Sale Agreement dated 27 January 2020 entered into between Arrow EMEA Funding Corp B.V. as buyer and us as seller. For the avoidance of doubt, a list of existing Receivables that are subject to the said transfer and assignment at the date of this letter is attached to this letter. Please note that Arrow EMEA Funding Corp B.V. is entitled to further assign the above mentioned receivables.

We will continue to administer and collect the Receivables as agent for Arrow EMEA Funding Corp B.V., and you will continue to deal with us in regard to the matters relating to the Receivables until further notice from Arrow EMEA Funding Corp B.V.

This notice and its terms set out in this letter cannot be revoked or varied in any way without the consent in writing of Arrow EMEA Funding Corp B.V.

NONE OF OUR DUTIES OR OBLIGATIONS TOWARDS YOU WILL CHANGE BY VIRTUE OF THE PROPOSED TRANSFER AND ASSIGNMENT.

This letter is governed by German law.

Yours faithfully

Arrow Central Europe GmbH

Schedule 3
VAT Certificate

Arrow Central Europe GmbH

Arrow Central Europe GmbH hereby confirms that with regard to the period from [•] to [•] under any German VAT (Umsatzsteuer) advance tax returns (Umsatzsteuervoranmeldung) either:

1.	no VAT was payable by it to the German tax authorities, on the grounds of the input VAT claim exceeding the output VAT obligation (Vorsteuerüberschuss) with respect to itself or the German VAT Group Controlling Entity (Organträger); or

2.	in relation to the VAT pre-assessment period (Voranmeldungszeitraum) of [insert the respective calendar month], it/the German VAT Group Controlling Entity has (on behalf of itself/as German VAT Group Controlling Entity (Organträger)) (as the case may be) fully paid the respective VAT prepayment (Vorauszahlung) to the German tax authorities and the VAT embedded in the Receivables generated in this pre-assessment period, if any, (Voranmeldungszeitraum) was included in the VAT prepayment (Vorauszahlung) by the Seller or the German VAT Group Controlling Entity, as the case may be.

[insert date]

By:

for and on behalf of Arrow Central Europe GmbH

Schedule 4
FORM OF OFFERED RECEIVABLES LIST

[Attached.]

Schedule 5
FORM OF SWISS DECLARATION OF ASSIGNMENT

From: Arrow Central Europe GmbH (as "Seller")

To: Arrow EMEA Funding Corp B.V. (as "Buyer")

[Date]

Dear Sirs,

Reference is made to the German receivables sale agreement dated on or about 27 January 2020 and entered into between Seller and Buyer (the "German Receivables Sale Agreement") and to the master framework agreement dated on or about 27 January 2020 and entered into between, inter alios, Seller and Buyer (the "MFA").

This is a Swiss Declaration of Assignment.

In accordance with the German Receivables Sale Agreement, we hereby agree to assign and hereby assign and transfer (Verfügungsgeschäft) with immediate effect to you as Buyer all our present and future rights, title, interest, benefit in the Swiss Receivables as set out in the attached Swiss Receivables List by way of assignment and transfer (Zession) pursuant to art. 164 et seq. of the Swiss Code of Obligations (CO).

The Seller hereby expressly and unconditionally confirms to the Buyer all representations and warranties made under the German Receivables Sale Agreement. In addition to the representations and warranties set out in the German Receivables Sale Agreement in favour of the Buyer, the Seller hereby additionally represents and warrants that each Swiss Receivable which is identified in the Swiss Receivables List is an Eligible Receivable.

This Swiss Declaration of Assignment and the assignment and transfer (Zession) of the Swiss Receivables pursuant to art. 164 et seq. CO thereunder shall in all respects be governed by and construed in accordance with the substantive laws of Switzerland.

Yours faithfully

Arrow Central Europe GmbH as Seller

Name:	Name:
Function:	Function:

Attachment: Swiss Receivables List

Signatures

Arrow Central Europe GmbH
as Seller and Original Servicer

/s/ Lily Hughes		/s/ Christopher Stansbury

Name:	Lily Hughes	Name:	Christopher Stansbury

Title:	Managing Director	Title:	Managing Director

Arrow EMEA Funding Corp. B.V.
as Buyer

/s/ P.C. van der Linden

Name:	P.C. van der Linden	Name:

Title:	Proxyholder	Title:

[Signature Page to German Receivables Sale Agreement]